Exhibit 10(i)

                             AGREEMENT IN PRINCIPLE
                           AND LETTER OF UNDERSTANDING

         This Agreement in Principle and Letter of Understanding ("Agreement") is entered into this 1st day of November, 1999, by and between BroadCom Wireless Communications Corporation ("BROADCOM"), an Oklahoma corporation with principal offices in Oklahoma City, Oklahoma, and Black Giant Oil Company ("BGOC"), a Nevada corporation with principal offices located in Cisco, Texas.

         WHEREAS, BROADCOM, or its parent, has previously acquired and been issued from BGOC Two Million (2,000,000) shares of the common stock fully paid of Black Giant Oil Company. The receipt said shares is hereby acknowledge by BROADCOM. BROADCOM has also agreed to acquire from BGOC Four Million Four Hundred Thousand (4,400,000) shares of BGOC common stock for $55,000 to be paid on or before November 11, 1999.

         WHEREAS, BROADCOM hereby represents that it owns or has Letters of Intent to acquire the following:

         Kentucky Gas Property - BROADCOM owns Fifty Percent of One Hundred Percent (50% of 100%) of leasehold interest(s) in mineral leases totaling approximately Four Thousand Three Hundred (4,300) acres in the Larue County in the State of Kentucky upon which Nine (9) recently drilled, but not completed, gas wells now exist. A legal description of this acreage is included and made a part of this agreement.

         Getmore Wireless (Cell and Pager Business) - BROADCOM has a Letter of Intent with Getmore Wireless, Ron Baker & Associates, etal, which is a licensed authorized dealer for VoiceStream Wireless Cell Phones & Pagers with at least Three (3) locations in Oklahoma. The letter of intent provides BROADCOM to acquire Forty Percent (40%) of the common stock of Getmore Wireless.

         Getmore Communications (Wireless Internet) - BROADCOM has a Letter of Intent with Getmore Wireless, Ron Baker & Associates, etal, which is newly formed entity with a plan to initiate Wireless Internet Services throughout the Continental United States. The letter of intent provides BROADCOM to acquire Fifty Percent (50%) of the common stock of Getmore Communications for providing certain funding for transmitting towers.

         Global Access - BROADCOM has a contract for a Two (2) year contract for long distance service to a Mexican carrier for a revenue source of not less that $140,000 per month by providing Two (2) Harris Switches.

         WHEREAS, BGOC agrees and BROADCOM accepts the following stock issuance for the above assets and stock ownership subject to the documents being received by BGOC are in proper order, meet SEC accounting standards, violate no state or federal laws rules or securities regulations, no adverse tax consequences and meet reasonable due diligence, and conveyance of the ownership said assets, stock and contracts to BGOC full paid:

         Kentucky Gas Deal - BGOC will cause the issuance (to be held in escrow) of Five Million (5,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM for the interest previously described properties upon receipt of valid title to the leases comprising approximately 4,300 acres and an attorney's title opinion covering said leases. All leases must be valid with full compliance with the terms of the

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Page Two
Agreement in Principle
November 1, 1999

lease(s) and all regulatory agencies, all taxes and any other lease expenses are full paid, and the leases are free and clear of all liens and encumbrances whatsoever.

         BGOC further agrees to issue and hold in escrow 13,000,000 additional shares for the Kentucky Gas Project pending a sufficient number of wells being completed and put on line for production and generating a positive cash flow net to BGOC's interest in order to substantiate a minimum value of $2,000,000, or more, to BGOC's interest. After these wells have reached stabilized production for a period of at least 90 days, BGOC agrees to release up to 13,000,000 shares to BROADCOM based upon the profitability of the project per SEC accounting standards and practices for oil and gas properties (Ceiling Tests). Additionally, BGOC agrees to waive the aforementioned production and revenue criteria if a sale of the property generates to BGOC's interest net proceeds of at least $2,000,000.

         Getmore Wireless (Cell & Pager) - BGOC will cause the issuance (to be held in escrow) of Ten Million (10,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM for the stock ownership previously described immediately upon receipt of a fully executed and binding formal contract fully paid for the acquisition of Forty Percent (40%) undivided ownership in Getmore Wireless. The contract must include a provision for the escrow of a percentage of the gross revenues for a dividend distribution to be paid with Forty Percent (40%) of the dividends paid by Getmore Wireless paid to BGOC.

         Getmore Communications (Wireless Internet) - BGOC will cause the issuance (to be held in escrow) of Ten Million (10,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM for the interest previously described upon receipt of a fully executed and binding formal contract being fully paid for the acquisition of Fifty percent (50%) undivided ownership in Getmore Communications, subject to funding requirements ($300,000 to 500,000 per site) being met pursuant to that contract with 625,000 shares being allocated per site funded. After the initial Sixteen (16) sites have been funded (up to $8,000,000). BGOC further agrees to issue to BROADCOM an additional 625,000 shares per site funded.

         Global Access - BGOC will cause the issuance (to be held in escrow) of Ten Million (10,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM for the fully executed and binding formal contract with Global Access for providing two Harris switches to Global Access's Mexican Long Distance Service contract. The shares shall be released upon verification and due diligence s to the contracts and switches.

         WHEREAS, BGOC and BROADCOM hereby agree to the terms and conditions of this agreement, however, a formal agreement(s) will be prepared, as soon as practicable, to further expand the description each of the above briefly described assets, Letters of Intent or Contracts to be conveyed and delivered to BGOC in exchange for shares of common stock of BGOC with appropriate warranties and guarantees.

         WHEREAS, BROADCOM engaged Tony Braxton as a consulting broker to aide BROADCOM in negotiating this agreement, BROADCOM hereby agrees to be solely responsible for his acting as their agent and to pay all fees due to him for his services, that is $28,000 outstanding as of the date of this agreement BGOC and its officers and representatives shall have no obligation to Mr. Braxton subject to this agreement whatsoever.

         WHEREAS, all presently existing assets of BGOC shall be transferred to a BGOC subsidiary which will then be spun off to the pre-merger BGOC shareholders. All the necessary legal opinions and expenses will be paid by BGOC to properly effect the spin-off.

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Page Three
Agreement in Principle
November 1, 1999

         BROADCOM and BGOC hereby agree to execute other documents as may be necessary to make this document effective. Upon acceptance of this agreement and action by the Board of Directors of BGOC, BROADCOM shall designate two new Directors to be appointed to the Board of Directors of BGOC, one will be appointed upon acceptance of this agreement and the second will be appointed upon payment of the $55,000 private placement. Time is of the essence.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

         BroadCom Communications Corporation             Black Giant Oil Company

         By:__/s/ Tony Braxton___________                By:__/s/ Ivan Webb____
                  Tony Braxton, President                   Ivan Webb, President



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Exhibit 10(ii)

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